Exhibit 5.5

GenCap Mining Advisory Ltd.

1020 – 625 Howe Street

Vancouver, BC V6C 2T6

CONSENT OF GENCAP MINING ADVISORY LTD.

The undersigned hereby consents to the reference of the undersigned’s name included or incorporated by reference into the Registration Statement on Form F-10 being filed by Elemental Altus Royalties Corp. (the “Company”) with the United States Securities and Exchange Commission, and any amendments thereto, and into the prospectus included therein, in connection with the Management Information Circular of the Company dated September 29, 2025, which includes reference to GenCap Mining Advisory Ltd. (“GenCap”) in connection with the Fairness Opinion from GenCap, dated September 3, 2025.

GENCAP MINING ADVISORY LTD.

/s/ GenCap Mining Advisory Ltd.
Date: October 22, 2025